UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Icoria, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2005

Dear Stockholder,

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Icoria, Inc. to be held at 10:00 a.m. (local time) on Wednesday, May 11, 2005 at the offices of Icoria, Inc., 108 T.W. Alexander Drive, Research Triangle Park, NC 27709.

At the Annual Meeting, two people will be elected to the Board of Directors. In addition, we will ask the Stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

Sincerely,

G. Steven Burrill	Heinrich Gugger, Ph.D.
Chairman	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY PROMPTLY.

ICORIA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held Wednesday, May 11, 2005

To the Stockholders of Icoria, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Icoria, Inc., a Delaware corporation, will be held on Wednesday, May 11, 2005 at the offices of the Company, 108 T.W. Alexander Drive, Research Triangle Park, NC 27709 at 10:00 a.m. (local time) for the purpose of considering and taking action on the following proposals:

1.	To elect two members to the Board of Directors to serve for a three-year term ending in 2008 and until their successors are duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending December 31, 2005.

3.	To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Icoria stock at the close of business on April 1, 2005. The Board of Directors has fixed the close of business on April 1, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

BY ORDER OF THE BOARD OF DIRECTORS

J. Barry Buzogany, Esquire
Secretary

April 4, 2005

ICORIA, INC.

108 T.W. ALEXANDER DRIVE

RESEARCH TRIANGLE PARK, NC 27709

(919) 425-3000

PROXY STATEMENT FOR ICORIA, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement in connection with the solicitation by the Board of Directors of Icoria, Inc., a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at the offices of Icoria, 108 T.W. Alexander Drive, Research Triangle Park, NC 27709 on Wednesday, May 11, 2005 at 10:00 a.m. (local time), and any adjournments thereof (the “Meeting”). This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

This Proxy Statement, the accompanying proxy and, though not part of this proxy statement, our 2004 annual report, which includes our financial statements for the fiscal year ended December 31, 2004, are being mailed on or about April 8, 2005 to all Stockholders entitled to notice of and to vote at the Meeting. You can also find a copy of our 2004 Annual Report on Form 10-K on the Internet through the SEC’s electronic data system called EDGAR at http://www.sec.gov or through the Investor Relations section of our website at http://www.icoria.com.

Who Can Vote?

Only stockholders who owned Icoria common stock at the close of business on April 1, 2005, are entitled to vote at the annual meeting. On this record date, there were 39,108,962 shares of Icoria common stock outstanding and entitled to vote. Icoria common stock is our only class of voting stock. Since we have preferred stock that is issuable but it is not outstanding, there are currently no holders of our preferred stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting.

How Many Votes Do I Have?

Each share of Icoria common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company, or you have stock certificates, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director;

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP, the independent registered public accounting firm for our fiscal year ending 2005.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above, only your latest Internet or telephone vote will be counted;

•	notifying Icoria’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your unvoted shares on both Proposals even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.”

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005	The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of independent auditors. Abstentions will be treated as votes against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, our Audit Committee of our Board of Directors will reconsider its selection.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or brokers holding our shares on your behalf to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if either we or the brokers believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both stockholders and us. It reduces the volume of duplicate information received by you and helps to reduce your expenses. The rule applies to our annual reports, proxy statements and information statements. Once stockholders receive notice from their brokers or from us that communications to their addresses will be “householded,” the practice will continue until stockholders are otherwise notified or until they revoke their consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Stockholders whose households received a single set of disclosure documents this year, but who would prefer to receive additional copies, may contact our transfer agent, American Stock Transfer & Trust Company, by calling their toll free number, 1-800-937-5449.

Stockholders who do not wish to participate in “householding” and would like to receive their own sets of our annual disclosure documents in future years should follow the instructions described below. Stockholders who share an address with another one of our stockholders and who would like to receive only a single set of our annual disclosure documents should follow these instructions:

•	Stockholders whose shares are registered in their own name should contact our transfer agent, American Stock Transfer & Trust Company, and inform them of their request by calling them at 1-800-937-5449 or writing them at 59 Maiden Lane, New York, New York 10038.

•	Stockholders whose shares are held by a broker or other nominee should contact the broker or other nominee directly and inform them of their request. Stockholders should be sure to include their name, the name of their brokerage firm and their account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 14, 2005 for: (a) the executive officers named in the Summary Compensation Table on page 17 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 14, 2005, pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 39,108,962 shares of common stock outstanding on April 1, 2005.

	Shares Beneficially Owned (1)
Name and Address**	Number	Percent
Entities Affiliated with The Burrill Agbio Capital Fund L.P. (2)	2,193,830	5.6%
One Embarcadero Center Suite 2700 San Francisco, CA 94111

G. Steven Burrill (3)	2,193,830	5.6%
Heinrich Gugger, Ph.D. (4)	1,034,202	2.6%
Thomas J. Colatsky, Ph.D. (5)	267,583	*
Keith R. Davis (6)	304,599	*
J. Barry Buzogany, Esq. (7)	205,417	*
Philip R. Alfano (8)	215,833	*
Peter Johnson, M.D. (9)	270,317	*
Robert M. Goodman, Ph.D. (10)	76,278	*
Michael Summers (11)	71,278	*
Mark B. Skaletsky (12)	62,612	*
Susan K. Harlander, Ph.D. (13)	35,612	*
Henri Zinsli, Ph.D. (14)	31,612	*
Leroy E. Hood, M.D., Ph.D. (15)	26,612	*
Douglas R. Morton, Jr., Ph.D.(16)	23,601	*
Peter G. Tombros (17)	25,556	*
All directors and current executive officers as a group (16 persons)	4,844,942	12.4%

*	Represents beneficial ownership of less than 1% of the Company’s outstanding shares of Common Stock.
**	Addresses are given for beneficial owners of 5% or more of the outstanding Common Stock only.
(1)	The number of shares of Common Stock issued and outstanding on April 1, 2005, was 39,108,962. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at April 1, 2005, plus shares of common stock subject to options and warrants held by such person at March 14, 2005, and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.
(2)	As the General Partner of Burrill Agbio Capital Fund L.P., Burrill & Company (Agbio GP), LLC, is deemed to beneficially own the shares held of record by Burrill Agbio Capital Fund L.P. Mr. Burrill is the Managing Member of Burrill & Company (Agbio GP), LLC.
(3)

Includes 1,947,828 shares of record held by The Burrill AgBio Capital Fund L.P., which Mr. Burrill may be deemed to beneficially own by virtue of his position as the Managing Member of Burrill & Company (Agbio GP), LLC, the General Partner of Burrill AgBio Capital Fund L.P. Mr. Burrill disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Burrill Agbio Capital Fund L.P. Includes 85,667 shares that are subject to immediately exercisable stock options. Also includes an additional 1,335 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005. Also includes 159,000 shares purchased on the open market.

(4)	Consists of 445,000 shares that are subject to immediately exercisable stock options. Also includes of 213,050 shares of common stock purchased on the open market. Also includes 56,667 shares of common stock issued as part of 2002 bonuses, 13,235 shares purchased through an employee stock purchase plan, and 300,000 shares of restricted common stock. Also includes additional 6,250 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005.
(5)	Consists of 159,583 shares that are subject to immediately exercisable stock options. Also includes 53,333 shares of common stock issued as part of 2002 bonuses. Also includes an additional 50,000 shares of restricted common stock. Also includes an additional 500 shares purchased on the open market. Also includes additional 4,167 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005.
(6)	Consists of 196,508 shares that are subject to immediately exercisable stock options. Also includes of 57,695 shares of common stock purchased on the open market and 50,000 shares of restricted common stock. Also includes additional 396 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005.
(7)	Consists of 151,250 shares that are subject to immediately exercisable stock options. Also includes of 25,000 shares of common stock purchased on the open market and 25,000 shares of restricted common stock. Also includes additional 4,167 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005.
(8)	Consists of 131,666 shares that are subject to immediately exercisable stock options. Also includes of 30,000 shares of common stock purchased on the open market and 50,000 shares of restricted common stock. Also includes additional 4,167 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005.
(9)	Consists of 110,558 shares that are subject to immediately exercisable stock options. Also includes of 105,592 shares of common stock purchased on the open market and 50,000 shares of restricted common stock. Also includes additional 4,167 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005.
(10)	Includes 51,777 shares, which were issued upon the exercise of stock options and 18,612 shares issuable upon the exercise of immediately exercisable stock options. Includes an additional 889 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005. Also includes 5,000 shares purchased on the open market.
(11)	Includes 70,389 shares that are subject to immediately exercisable stock options. Includes an additional 889 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005.
(12)	Includes 31,723 shares that are subject to immediately exercisable stock options and an additional 889 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005. Also includes 30,000 shares purchased on the open market.
(13)	Consists of 31,723 shares that are subject to immediately exercisable stock options and an additional 889 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005. Also includes 3,000 shares purchased on the open market.
(14)	Includes 11,000 shares, which were issued upon the exercise of stock options, and 17,723 shares that are subject to immediately exercisable stock options. Includes an additional 889 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005. Also includes 2,000 shares purchase on the open market.
(15)	Consists of 25,723 shares that are subject to immediately exercisable stock options and an additional 889 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005.
(16)	Consists of 2,809 shares that are subject to immediately exercisable stock options. Also includes of 20,000 shares of common stock purchased on the open market. Also includes additional 792 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005.
(17)	Consists of 4,028 shares that are subject to immediately exercisable stock options. Also includes of 20,000 shares of common stock purchased on the open market. Also includes additional 1,528 shares that may be acquired upon the exercise of options within 60 days of March 14, 2005.

CORPORATE GOVERNANCE

In February 2003, our Board of Directors adopted a Code of Ethics and Conduct, which is posted, together with the charters for the Audit Committee and Nominating Committee of the Board, on the corporate governance page of our website. The corporate governance page can be accessed in the Investor Relations section of our website at www.icoria.com. Our Code of Ethics and Conduct applies to all of our directors, officers and employees, including the Chief Executive Officer the individual(s) serving as the principal finance and accounting officers. The three key principles of the Code are to act with integrity, to act legally and to act responsibly with respect to work for Icoria.

MANAGEMENT

Board of Directors

Under our Charter and Bylaws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of 10 members. The Board of Directors is classified into three classes as follows: Mark B. Skaletsky, Susan K. Harlander, Ph.D. and Douglas R. Morton, Jr., Ph.D. constitute a class with a term ending in 2007 (the “Class I directors”); G. Steven Burrill, Heinrich Gugger, Ph.D., Peter G. Tombros and Robert Goodman, Ph.D. constitute a class with a term ending in 2006 (the “Class III directors”); Leroy E. Hood, Ph.D., Henri Zinsli, Ph.D. and Michael Summers constitute a class with a term ending at the upcoming meeting (the “Class II directors”). At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board of Directors has voted to set the size of the Board of Directors at ten members and to nominate Leroy E. Hood, Ph.D., and Henri Zinsli, Ph.D., to serve until the 2008 annual meeting of stockholders, and until their respective successors have been elected and qualified. Michael Summers, formerly a Class III director, is not standing for reelection. The Class III directors and the Class I directors will serve until the annual meetings of stockholders to be held in 2006 and 2007, respectively, and until their respective successors have been elected and qualified. Susan K. Harlander, Ph.D. and Robert Goodman, Ph D. have both informed us that they are resigning effective after the annual meeting.

G. Steven Burrill,, Robert Goodman, Ph.D., Mark B. Skaletsky, Susan K. Harlander, Ph.D., Leroy E. Hood, Ph.D., Henri Zinsli, Ph.D., Douglas R. Morton, Jr. Ph.D., Michael Summers and Peter G. Tombros are independent directors, as defined in the listing criteria for the Nasdaq Markets. Douglas R. Morton, Jr. Ph. D. may not continue to retain his independence from Icoria in the future. Dr. Morton has accepted an advisory position with the Office of the President of Icoria and in such role he will be compensated for his services. This compensation would make him ineligible for independent status.

Set forth below are the names of the persons nominated as directors and the directors whose terms do not expire this year, their ages, their offices with us, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position with the Company
G. Steven Burrill	60	Director and Chairman of the Board
Heinrich Gugger, Ph.D.	54	Director and President and Chief Executive Officer
Robert M. Goodman, Ph.D.	59	Director
Mark B. Skaletsky	56	Director
Susan K. Harlander, Ph.D.	56	Director
Leroy E. Hood, M.D., Ph.D.	66	Director
Henri Zinsli, Ph.D.	64	Director
Douglas R. Morton, Jr., Ph.D.	59	Director
Peter G. Tombros	62	Director

G. Steven Burrill has been a member of our Board of Directors since March 1999, and has served as the chairman of our Board of Directors since December 1999. Mr. Burrill is the Chief Executive Officer of Burrill & Company, a life science merchant bank, which he founded in 1994. Prior to starting Burrill & Company, Mr. Burrill spent 27 years with Ernst & Young, including the last 17 years as a partner of the firm. Mr. Burrill received his BBA degree from the University of Wisconsin-Madison. Mr. Burrill currently serves on the Boards of Directors of DepoMed, Inc., Third Wave Technologies, Inc., Catalyst Biosciences, Inc., Galapagos Genomics, Inc., Pharmasset, Inc., Pyxis Genomics, Inc., and Targacept, Inc.

Heinrich Gugger, Ph.D. has served as our Chief Executive Officer since July 2002. From July 1998 to January 2002, Dr. Gugger served as President of Syngenta Crop Protection Inc., a merger of Zeneca Agchemicals and Novartis Crop Protection. He led the $2 billion business through the North American merger planning and integration and was instrumental in the company’s introduction of 10 new products at formulation level in its first nine months. From December 1994 to June 1998, Dr. Gugger served as Head of Global Business Unit Fungicides for Novartis AG. From April 1992 to November 1994 he served as Ciba-Geigy’s (now Novartis) Head of Global Business Unit Electronic Materials, a global leader in providing polymeric materials to the printed wiring board and chip manufacturing industry. He began his professional career as a research scientist with Ciba-Geigy in Switzerland before joining Spectra-Physics, Inc., a laser and analytical instrumentation company, in April 1988. Dr. Gugger serves on the Board of Directors of the North Carolina Biotechnology Institute. He received his Ph.D. in Inorganic and Physical Chemistry from the University of Bern, Switzerland in October 1980. Dr. Gugger was an IBM World Trade Post Doctoral Fellow in Applied Physics at the IBM Research Division in San Jose, California and was supported by a grant from the Swiss National Science Foundation.

Robert M. Goodman, Ph.D. has been a member of our Board of Directors since June 1998. Dr. Goodman’s resignation takes effect after the annual meeting. Since September 1991, Dr. Goodman has been a Professor of Plant Pathology at the University of Wisconsin-Madison. Dr. Goodman is also a member of the Microbiology graduate program, the interdepartmental program in plant genetics and plant breeding, the Gaylord Nelson Institute of Environmental Studies, the graduate program in cellular and molecular biology and the biotechnology training program. He previously was Executive Vice President, Research and Development, at Calgene, Inc. presently serves as a director of Cornell Center on Technology, Enterprise and Commercialization and the International Maize and Wheat Improvement Center. He is co-founder of eMetagen LLC, a start up company offering a drug discovery platform based on natural products derived from microbial diversity. Dr. Goodman received a Ph.D. in plant virology from Cornell University in 1973.

Henri Zinsli, Ph.D. has been a member of our Board of Directors since June 1998. Since January 2002, Dr. Zinsli has served as the Executive Chairman of Discovery Partners International AG in Allschwil, Switzerland. From 1999 to 2002 Dr. Zinsli also served as the Chief Executive Officer of Discovery Technologies Ltd. Since 2002 Dr. Zinsli has served as the Chairman of the Board of Directors of Covalys AG in Witterswil, Switzerland, and on the Board of Directors of InPheno AG in Basel, Switzerland. From 1998 to 2002 Dr. Zinsli served as the Chairman of Zeptosens Inc. in Witterswil, Switzerland. He is also a non-executive director of Plasmon, plc, in Royston, England, a position that he has held since 1996. Until 1996, he was the head of Corporate Business Development at Ciba-Geigy Ltd. (now Novartis) in Basel, Switzerland. Dr. Zinsli had over 30 years of experience at Ciba-Geigy Ltd. He received his Ph.D. in economics at the University of St. Gallen, Switzerland in 1968.

Mark B. Skaletsky joined the Company as a director in February 2001. Mr. Skaletsky has been the Chairman and Chief Executive officer of Trine Pharmaceuticals, Inc. (formerly Essential Therapeutics, Inc.) since April 2001. From May 1993 to January 2001, Mr. Skaletsky was the President and Chief Executive Officer of GelTex Pharmaceuticals, Inc. From 1988 to 1993, Mr. Skaletsky served as Chairman and Chief Executive Officer of Enzytech, Inc., a biotechnology company. From 1981 to 1988, Mr. Skaletsky served as President and Chief Operating Officer of Biogen, Inc. Mr. Skaletsky is past Chairman of the Biotechnology Industry Organization. He also serves as a member of the Board of Directors of Isis Pharmaceuticals, Inc., ImmunoGen and Advanced Magnetics, Inc. In addition, Mr. Skaletsky is a member of the Board of Trustees of Bentley College located in Waltham, MA. Mr. Skaletsky attended Bentley College and graduated in 1970 with a Bachelor Degree in Finance.

Susan K. Harlander, Ph.D. has been a member of our Board of Directors since May 1, 2001. Dr. Harlander’s resignation takes effect after the annual meeting. Dr. Harlander has been the President of BIOrational Consultants, Inc. since May 2000. From May 1995 to May 2000, Dr. Harlander served in various positions at The Pillsbury Company, including Vice President, Biotechnology Development and Agricultural Research and Vice President, Green Giant and Progresso R&D and Agricultural Research. From 1992 to 1995, Dr. Harlander served as Director, Dairy Foods Research Development at Land O’ Lakes, Inc. From 1984 to 1992, Dr. Harlander served as an Assistant and Associate Professor in the Department of Food Science and Nutrition, University of Minnesota. Dr. Harlander received her Ph.D. in Food Science in 1984 from the University of Minnesota.

Leroy E. Hood, M.D., Ph.D. has been a member of our Board of Directors since January 2002. Dr. Hood founded and has been the President and Director of the Institute for Systems Biology in Seattle, Washington since January 2000. From 1992 until January 2000, Dr. Hood was the Gates Professor and Chairman, Department of Molecular Biotechnology, at the University of Washington in Seattle. Dr. Hood earned his M.D. from Johns Hopkins University in 1964 and a Ph.D. in biochemistry from the California Institute of Technology in 1968. He is recognized as one of the world’s leading scientists in molecular biotechnology and genomics. At the California Institute of Technology, he and colleagues pioneered four instruments that constitute the technological foundation for contemporary molecular biology. One of the instruments allows the rapid automated sequencing of DNA. Dr. Hood participated in the Human Genome Project—the quest to decipher the sequence of human DNA. He serves on the Board of Directors for Celtrans, Inc., Lynx Therapeutics Inc., Omeros Inc., and Targeted Growth, Inc.

Douglas R. Morton, Jr., Ph.D. has been a member of our Board of Directors since the closing of our acquisition of TissueInformatics, Inc., which occurred March 11, 2004. Further, Dr. Morton has accepted an advisory position with the Office of the President of Icoria and in such capacity will be providing guidance during Icoria’s transition to a healthcare based business model. Dr. Morton has been the Chief Executive Officer of Southwest Michigan Innovation Center since November 2003. Since March 2005, he has also served on the Board of Directors of the Michigan Core Technology Alliance Corporation and MichBIO. From April 2003 to October 2003, Dr. Morton served as a Vice President in the Discovery division of Pfizer, Inc. From April 2000 to March 2003, Dr. Morton served as Group Vice President—Technology Acquisitions & Operations of Pharmacia Corporation. From June 1998 to March 2000, Dr. Morton served as Group Vice President—Technology Acquisitions & Skillbase Development of Pharmacia & Upjohn, Inc. Dr. Morton graduated magna cum laude from Kenyon College with an A.B. in Chemistry; he was awarded a Ph.D. in Organic Chemistry by Columbia University and completed postdoctoral studies in that field at Stanford University. Dr. Morton has authored or co-authored 45 peer-reviewed scientific publications and holds 43 U.S. Patents.

Peter G. Tombros has been a member of our Board of Directors since June 4, 2004. Mr. Tombros has been the Chairman and Chief Executive Officer at VivoQuest, a private biotechnology firm in Valley Cottage, NY since 2001. From 1994 until his retirement in January 2001, Mr. Tombros was President and Chief Executive Officer of Enzon, Inc. of Bridgewater, New Jersey, where he remains a director emeritus. Previous to this experience Mr. Tombros was with Pfizer, Inc. for approximately 25 years in various positions of increasing responsibility including: Vice President, Marketing; Senior Vice President, General Manager, Roerig Division; Executive Vice President, Pharmaceuticals and Vice President Corporate Strategic Planning. Mr. Tombros earned his M.B.A. at the Wharton School of the University of Pennsylvania in 1968 and his M.S. and B.S. from Pennsylvania State University in 1964 and 1966 respectively. Mr. Tombros is on the Board of Directors at Alpharma, Inc., Cambrex Corporation and NPS Pharmaceuticals, Inc.

Attendance at Stockholder Meetings

The Board has a policy that directors make all reasonable efforts to attend the Icoria’s annual stockholder meetings. All the current directors attended last year’s annual stockholders’ meeting, with the exception of Leroy E. Hood, Ph.D. Peter G. Tombros also did not attend Icoria’s annual stockholder meeting as he was not a director at that time.

Communications with the Board

Stockholders may communicate with the Board of Directors by sending an email to IR@icoria.com or by sending a letter to Icoria Board of Directors, c/o the Office of the Corporate Secretary, 108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709. The Office of the Corporate Secretary will receive the correspondence and forward it to the Chairman of the Audit Committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Icoria or its business, or is similarly inappropriate. The Office of the Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2004, there were ten meetings of the Board of Directors, and the various committees of the Board of Directors met a total of fourteen times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal 2004, with the exception of Dr. Goodman and Mr. Skaletsky, who each attended approximately 70% of the Board meetings, and Dr. Hood, who attended approximately 20% of the Board meetings.

Audit Committee. The Audit Committee, which met ten times in fiscal 2004, had four members with Mr. Summers. After the May 2005 Annual Meeting of Stockholders, this committee will consist of three members, Mr. Skaletsky (as Chairman), Mr. Burrill, and Dr. Morton. The Audit Committee is comprised solely of directors who meet all the independence standards for audit committee members, as set forth in the Sarbanes-Oxley Act of 2002 and the listing standards of the Nasdaq National Market System. Douglas R. Morton, Jr. Ph. D. may not continue to retain his independence from Icoria in the future. He has accepted an advisory position with the Office of the President of Icoria and in such role he will be compensated for his services. His role as a paid advisor will render him ineligible for the heightened audit committee independence status and Dr. Morton will be required to resign his membership on the Audit committee. The Board has designated Messrs. Skaletsky and Burrill as “audit committee financial experts” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Audit Committee is responsible for retaining and overseeing Icoria’s independent auditors, approving the services performed by them and for reviewing Icoria’s financial reporting process, accounting principles and its system of internal accounting controls. The Audit Committee operates under the amended written charter adopted by the Board of Directors on February 13, 2004, which is included in Appendix A to last year’s proxy statement. Please see the “Report of Audit Committee” below and on Icoria’s website at www.icoria.com in the corporate governance section.

Compensation Committee. The Compensation Committee, which met four times during fiscal 2004, had five members with Dr. Harlander and Dr. Goodman. After the May 2005 Annual Meeting of Stockholders, this committee will consist of three members, Mr. Burrill (as Chairman), Dr. Zinsli and Mr. Tombros. The Compensation Committee is comprised solely of directors who meet all the independence standards for compensation committee members, as set forth in the listing standards of the Nasdaq National Market System. The Compensation Committee reviews, approves and makes recommendations on Icoria’s compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of Icoria. The Compensation Committee is responsible for establishing and administering Icoria’s executive compensation and the administration of Icoria’s employee equity plans. Please see the “Report of Compensation Committee” below.

Option Committee. Mr. Burrill is the sole member of the Option Committee, which did not formally act during fiscal 2004. The Option Committee has the authority to grant options within a prescribed limit (which limit may be changed by the Compensation Committee from time to time) to employees below the vice president level without seeking Compensation Committee approval.

Nominating Committee. The Nominating Committee, which did not meet separately but allowed the board to meet in its entirety in its stead during fiscal 2004, had three members including Dr. Harlander. It will have two, Mr. Burrill and Mr. Skaletsky, effective after the Annual Meeting of Stockholders. The Nominating Committee is comprised solely of directors who meet all the independence standards for nominating committee members, as set forth in the listing standards of the Nasdaq National Market System. The Nominating Committee operates pursuant to a written charter adopted by the Board of Directors on February 13, 2004 that can be found on Icoria’s website at www.icoria.com in the corporate governance section. The Nominating Committee’s role, following consultation with all other members of the Board of Directors, is to make recommendations to the full Board as to the size and composition of the Board and to make recommendations as to particular nominees. In evaluating and determining whether to recommend a person as a candidate for election as a director, the Committee considers, among other things, relevant management and/or industry experience; values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to the guidelines set forth in the listing standard of the Nasdaq National Market System; ability and willingness to undertake the requisite time commitment to Board functions; and an absence of conflicts of interest with Icoria.

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director that may come to the Committee’s attention through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Committee, and may be considered at any point during the year. The Nominating Committee, functioning with the Board recommended, and the Board appointed, Mr. Tombros as a Class III member on June 4, 2004. Mr. Tombros attended the May 11, 2004 meeting as a guest and attended the June 18, 2004 meeting as a member.

The Nominating Committee will consider candidates recommended by stockholders, when the nominations are properly submitted, under the criteria summarized above. The deadlines and procedures for stockholder submissions of director nominees are described below under “Stockholder Proposals and Director Nominations.” Following verification of the stockholder status of persons proposing candidates, the Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Company’s Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Committee as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Committee, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the Committee.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee had five members including Dr. Harlander and Dr. Goodman during fiscal 2004. It will now have three members: Mr. Burrill (as Chairman), Dr. Zinsli and Mr. Tombros, effective after the Annual Meeting of Stockholders. The Option Committee has one member, Mr. Burrill. None of the members of our Compensation Committee has at any time been one of our officers or employees. No member of our Compensation Committee serves as a member of the Board of Directors or Compensation Committee of any other entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Compensation of Directors

Our directors who are also our employees receive no compensation for serving on the Board of Directors.

Through December 2004, we maintained an arrangement to pay each of our non-employee directors a fee of $25,000 per year. We also reimburse our non-employee directors for reasonable expenses incurred in attending

Board and Committee meetings. With the following exceptions, the Chairman of the Board is eligible to receive a 50% premium over the standard fee and the Audit Committee and Compensation Committee Chairmen are eligible to receive a 20% premium over the standard fee. This excludes duplicate premiums to the Compensation Committee Chairman and the Chairman of the Board.

Quarterly, each non-employee director receives an option to purchase 2,500 shares each quarter upon grants by the Compensation Committee, except for the Chairman of the Board, who receives an option to purchase 3,000 shares. These options vest in equal monthly increments over 36 months. Upon a change in control these options become fully vested.

Executive Officers

The names of, and certain information regarding, executive officers of Icoria are set forth below. Except for executive officers who have employment agreements with Icoria, the executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position
Heinrich Gugger, Ph.D.	54	President and Chief Executive Officer
Thomas J. Colatsky, Ph.D.	55	Vice President, Healthcare Research
J. Barry Buzogany, Esquire	60	Vice President, General Counsel and Corporate Secretary
Brett Farabaugh	37	Vice President, Finance

Heinrich Gugger, Ph.D. has served as our Chief Executive Officer since July 2002. From July 1998 to January 2002, Dr. Gugger served as President of Syngenta Crop Protection Inc., a merger of Zeneca Agchemicals and Novartis Crop Protection. He led the $2 billion business through the North American merger planning and integration and was instrumental in the company’s introduction of 10 new products at formulation level in its first nine months. From December 1994 to June 1998, Dr. Gugger served as Head of Global Business Unit Fungicides for Novartis AG. From April 1992 to November 1994 he served as Ciba-Geigy’s (now Novartis) Head of Global Business Unit Electronic Materials, a global leader in providing polymeric materials to the printed wiring board and chip manufacturing industry. He began his professional career as a research scientist with Ciba-Geigy in Switzerland before joining Spectra-Physics, Inc., a laser and analytical instrumentation company, in April 1988. Dr. Gugger serves on the Board of Directors of the North Carolina Biotechnology Institute. He received his Ph.D. in Inorganic and Physical Chemistry from the University of Bern, Switzerland in October 1980. Dr. Gugger was an IBM World Trade Post Doctoral Fellow in Applied Physics at the IBM Research Division in San Jose, California and was supported by a grant from the Swiss National Science Foundation.

Thomas J. Colatsky, Ph.D. has served as our Vice President, Healthcare Research since August 2002. From September 2001 to August 2002, Dr. Colatsky was President and Chief Executive Officer of Argolyn Bioscience, a company focused on enabling the design and development of novel peptide drugs and diagnostics. From February 1999 to August 2001, he was Executive Vice President and Chief Scientific Officer at Physiome Sciences, a computational biology company developing and commercializing large scale simulations of biological systems for drug discovery and safety assessment. From May 1982 to February 1999, he held various executive positions at Wyeth Pharmaceuticals including Vice President, Cardiovascular and Metabolic Disorders, Discovery Research, Site Head for Wyeth’s Princeton Research facility, and Vice President, Clinical Development. At Wyeth, Dr. Colatsky led drug discovery efforts resulting in seven Investigational New Drug Applications (INDs) and two New Drug Applications (NDAs). He has been an Established Investigator of the American Heart Association and was named an AAAS Fellow in Pharmaceutical Sciences for his work on ion channel pharmacology. He is currently a Section Editor for Current Opinion in Investigational Drugs, and a former President of the Philadelphia Physiological Society. Dr Colatsky received his Ph.D. in physiology from the State University of New York at Buffalo, and post-doctoral training in biophysics at Yale University.

J. Barry Buzogany, Esquire has served as our Vice President, General Counsel and Secretary since November 2002. From March 2000 to April 2002, Mr. Buzogany was Senior Vice President, General Counsel and Secretary of Gene Logic, Inc., a publicly traded genomics and bioinformatics company, where he established the company’s first in-house legal function, resolved litigation issues and directed the intellectual property function. From May 1998 to November 1999, he was Executive Director and Corporate Counsel for Centocor, Inc., a biopharmaceutical company. From April 1992 to May 1998, he served as Vice President and General Counsel for Boehringer Mannheim, a biopharmaceutical company. Additionally, he was General Counsel to public companies engaged in the manufacture and sale of bioindustrial products and specialty chemicals, respectively. Mr. Buzogany received his J.D. from University of Akron College of Law and his M.A. in International Relations from University of Southern California.

Brett Farabaugh, 37, the Vice President, Finance of Icoria since March 2005, has been serving as our Senior Director of Finance, Chief Accounting Officer since December 31, 2004. As the Senior Director of Finance, Chief Accounting Officer, Mr. Farabaugh has served as Icoria’s principal financial and accounting officer and has been responsible for the obligations denoted by those functions. Mr. Farabaugh joined Icoria in April 2004 as our Director of Finance, Chief Accounting Officer. Previous to Mr. Farabaugh’s employment with Icoria, from January 2002 until joining Icoria, he was employed in various positions at Nuada Pharmaceuticals, Inc., most notably as the Vice President of Finance. At intervals during this period, Mr. Farabaugh was also engaged as a consultant for several companies. Previous to these positions, Mr. Farabaugh was employed by PricewaterhouseCoopers LLP from September 1989 until December 2001, most recently as a Senior Manager. Mr. Farabaugh holds a B.S. in Commerce with a Concentration in Accounting from the University of Virginia, McIntire School of Commerce.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth summary information as to compensation received by Icoria’s Chief Executive Officer, our former Chief Financial Officer and each of the four other most highly compensated executive officers who were employed by us at the end of fiscal 2004 (collectively, the “named executive officers”) for services rendered to us in all capacities during the three fiscal years ended December 31, 2004.

							Long Term Compensation
	Annual Compensation						Awards		All Other Compensation
Name and Principal Position	Year	Salary		Bonus			Restricted Stock Awards	Securities Underlying Options
Heinrich Gugger, Ph.D. (1) President and Chief Executive Officer and Director	2004 2003 2002	$ $ $	340,000 340,000 123,448	$ $ $	— 153,450 104,000	(3)	300,000 — —	— 170,000 300,000	$ $ $	4,593 2,295 17,439	(2) (4) (5)

Thomas J. Colatsky, Ph.D. (6) Vice President, Healthcare Research	2004 2003 2002	$ $ $	222,000 215,001 88,327	$ $ $	— 52,678 32,000	(9)	50,000 — —	— 70,000 100,000	$ $ $	8,836 3,000 5,853	(7) (8) (10)

J. Barry Buzogany, Esq. (11) Vice President, General Counsel and Corporate Secretary	2004 2003 2002	$ $ $	206,000 200,000 24,579	$ $ $	— 47,525 7,500		25,000 — —	— 70,000 100,000	$ $ $	4,932 9,891 2,406	(12) (13) (14)

Keith R. Davis, Ph.D. (15) Vice President, Agricultural Research	2004 2003 2002	$ $ $	180,000 183,608 243,081	$ $ $	— 41,480 22,243	(22)	50,000 — —	— 70,000 50,000	$ $ $	3,596 2,830 2,976	(16)

Peter Johnson, M.D. Executive Vice President and Chief Medical Officer (17)	2004 2003 2002	$ $ $	197,194 — —	$ $ $	30,000 — —		50,000 — —	183,057 — —	$ $ $	8,966 — —	(18)

Philip R. Alfano (19) Former Vice President, Finance, Chief Financial Officer and Treasurer	2004 2003 2002	$ $ $	220,000 200,000 19,824	$ $ $	— 48,275 7,500		50,000 — —	— 70,000 100,000	$ $ $	4,133 2,850 —	(20) (21)

(1)	Dr. Gugger joined us in July 2002.
(2)	Includes matching contributions made under our 401(K) plan in the amount of $3,075 and life insurance premiums paid by us in the amount of $1,518.
(3)	Includes 56,667 shares of common stock valued at $17,000 (based upon a share price of $0.30 per share at date of grant), which shares were paid on June 30, 2003.
(4)	Represents contributions made under our 401(K) plan.
(5)	Represents reimbursements for moving expenses.
(6)	Dr. Colatsky joined us in August 2002.
(7)	Includes matching contributions made under our 401(K) plan in the amount of $3,075, life insurance premiums paid by us in the amount of $2,021, and reimbursements for moving expenses paid by the Company in the amount of $3,740.
(8)	Represents contributions made under our 401(K) plan.
(9)	Includes 53,333 shares of common stock valued at $16,000 (based upon a share price of $0.30 per share at date of grant), which shares were paid on June 30, 2003.
(10)	Represents reimbursement for moving expenses paid to Dr. Colatsky in the amount of $5,047 and matching contributions made under our 401(K) plan in the amount of $806.

(11)	Mr. Buzogany joined us in November 2002.
(12)	Includes matching contributions made under our 401(K) plan in the amount of $3,075 and life insurance premiums paid by us in the amount of $1,857.
(13)	Represents reimbursement for moving expenses paid to Mr. Buzogany in the amount of $7,041 and matching contributions made under our 401(K) plan in the amount of $2,850.
(14)	Represents reimbursement for moving expenses.
(15)	Mr. Davis joined us in July 1999, most recently he has been serving as Vice President, Agricultural Research since April 2002. This position is no longer an executive officer role, but he continues to be employed by Icoria.
(16)	Includes matching contributions made under our 401(K) plan in the amount of $3,047 and life insurance premiums paid by us in the amount of $549.
(17)	Dr. Johnson joined us in March 2004 and resigned on March 24, 2005.
(18)	Includes matching contributions made under our 401(K) plan in the amount of $2,700 and life insurance premiums paid by us in the amount of $890 and moving expenses of $5,376.
(19)	Mr. Alfano joined us in November 2002 and resigned effective December 31, 2004.
(20)	Includes matching contributions made under our 401(K) plan in the amount of $3,075 and life insurance premiums paid by us in the amount of $1,058.
(21)	Represents contributions made under our 401(K) plan.
(22)	Includes 48,333 shares of common stock valued at $14,500 (based upon a share price of $0.30 per share at date of grant), which shares were paid on June 30, 2003.

Option Grants in Last Fiscal Year

The following table presents each grant of stock options during the fiscal year ended December 31, 2004, to each of the named executive officers set forth above.

The potential realizable value is calculated based on the seven year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to the rules promulgated by the SEC and does not represent our estimate of future stock price performance. The potential realizable value of 5% and 10% appreciation are calculated by:

•	Multiplying the number of shares of common stock under the option by the market price at grant date;

•	Assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

•	Subtracting from that result the aggregate option exercise price.

The following table shows grants of stock options that we made during the fiscal year ended December 31, 2004 to each of the executive officers named in the Summary Compensation Table, above. The percentages shown under “Percentage of Total Options Granted to Employees in Fiscal Year” are based on an aggregate of 1,023,362 options granted to our employees and directors.

Individual Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Market Price on Date of Grant	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
						5%	10%
Heinrich Gugger, Ph.D.	—	—	$—	$—	—	$—	$—
Thomas J. Colatsky, Ph.D.	—	—	$—	$—	—	$—	$—
Keith R. Davis, Ph.D.	—	—	$—	$—	—	$—	$—
J. Barry Buzogany, Esq.	—	—	$—	$—	—	$—	$—
Philip R. Alfano	—	—	$—	$—	—	$—	$—
Peter Johnson, M.D. (1)	100,000	9.8%	$1.33	$1.36	3/11/2011	$54,144	$126,179
	83,056	8.1%	$1.76	$1.36	5/1/2013	$59,509	$138,682

(1)	An option for 100,000 shares was granted pursuant to the Company’s 2003 Employee, Director and Consultant Stock Plan. These options cliff vest as to 25% on March 12, 2004, 25% on March 12, 2005, and one-forty-eighth of the options vest monthly thereafter based on continued service. An option for 83,056 shares was granted pursuant to the TissueInformatics.Inc 2001 Stock Option Plan. These options vest as to 50% on March 11, 2004 and one-twenty-fourth each month based on continued service.
(2)	The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionee’s continued employment through the option period and the date on which the options are exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information regarding the exercises of options by each of the named executive officers during fiscal year 2004. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2004 and the values of “in-the-money” options, which values represent the positive spread (if any) between the exercise price of any such option and the fiscal year-end value of the common stock.

The following table includes options granted under the Icoria’s 1998 Stock Option Plan, 2000 Stock Option Plan, 2002 Non-Qualified Stock Option Plan and the 2003 Employee, Director and Consultant Stock Plan.

Name	Shares Acquired On Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of the Unexercised In-The-Money Options at Fiscal Year-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Heinrich Gugger, Ph.D.	—	—	426,250	43,750	$69,700	$—
Thomas J. Colatsky, Ph.D.	—	—	153,333	16,667	$28,700	$—
J. Barry Buzogany, Esq.			147,083	22,917	$32,554	$1,146
Keith R. Davis, Ph.D.	—	—	195,718	2,769	$56,650	$—
Peter Johnson, M.D.			71,321	111,736	$—	$—
Philip R. Alfano	—	—	84,166	85,834	$13,154	$15,546

(1)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.
(2)	The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Company’s Common Stock of $0.65, which was the closing sale price per share of Icoria’s common stock as reported in the Nasdaq Small Cap Market on December 31, 2004.
(3)	Dr. Johnson and Mr. Alfano resigned effective March 24, 2005 and December 31, 2004, respectively.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2004.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,933,771	$1.52	2,212,864
Equity compensation plans not approved by security holders (2)	347,528	$1.07	51,222

Total	3,281,299	$1.47	2,264,086

(1)	These plans consist of Icoria’s 1998 Stock Option Plan, 2000 Stock Option Plan and the 2003 Stock Plan, and the TissueInformatics Stock Plan. Icoria’s 1998 Stock Option Plan has been closed.
(2)	Consists of the Icoria’s 2002 Non-Qualified Stock Option Plan.

Summary Description of the Company’s Non-Stockholder Approved Equity Compensation Plans

2002 Non-Qualified Stock Option Plan

Our 2002 Non-Qualified Stock Option Plan was approved by our board of directors in August 2002. Under this plan, we may grant nonqualified stock options to newly hired employees. As of December 31, 2002, a total of 400,000 shares of Common Stock have been reserved for issuance under this plan. As of December 31, 2004 1,250 shares have been issued pursuant to options granted under this plan, 347,528 shares are subject to outstanding options and 51,222 shares are available for future grant.

The 2002 Non-Qualified Stock Option Plan is administered by the Compensation Committee which determines the terms of options, including:

•	the determination of which employees are granted options;

•	the exercise price and the number of shares subject to options;

•	the schedule upon which options become exercisable; and

•	the termination or cancellation provisions applicable to options.

The maximum term of options granted under our plan is ten years.

If we are acquired, the Compensation Committee will provide that outstanding options under our plan shall be:

•	assumed by the successor company or replaced with a comparable right to shares of capital stock of the successor company;

•	exercised within a specified number of days after which or the options will terminate if they have not been exercised; or

•	terminated in exchange for a cash payment equal to the difference between the exercise price and the fair market value of the shares subject to the option or stock award at the time we are acquired.

If we are acquired, the compensation committee may also provide that all outstanding options fully vest.

Employment Contracts, Termination of Employment and Change of Control Arrangements

In July 2002, we entered into an employment agreement with Heinrich Gugger which provides for a minimum annual base salary of $270,000 and an award of options to purchase 300,000 shares of Common Stock at an exercise price of $1.25 per share. So long as Dr. Gugger remains employed by the Company, these options vest over a period of 36 months with 25% of the shares vesting immediately, an additional 25% vesting after twelve months of service and the remaining 50% vesting over the following 24 months in equal monthly increments. Dr. Gugger is also eligible for an annual cash bonus and a special one-time $70,000 cash incentive upon the achievement of mutually agreed upon objectives. The agreement also required us to pay Dr. Gugger an allowance for his relocation to Raleigh/Durham, North Carolina. The agreement provides that Dr. Gugger’s employment may be terminated with or without cause at any time by Dr. Gugger or us. However, the agreement provides that if we terminate his employment without cause, we must pay him the amount of his then current base salary for twelve months following the date of termination. If we experience a change of control after such a termination, all severance payments become immediately due and payable.

In August 2002, we entered into an employment agreement with Thomas Colatsky which provides for a minimum annual base salary of $215,000 and an award of options to purchase 100,000 shares of Common Stock at an exercise price of $0.81 per share. So long as Dr. Colatsky remains employed by the Company, these options vest over a period of 36 months with 25% of the shares vesting immediately, an additional 25% vesting after twelve months of service and the remaining 50% vesting over the following 24 months in equal monthly increments. Dr. Colatsky is also eligible for an annual cash bonus upon the achievement of mutually agreed upon objectives. The agreement also required us to pay Dr. Colatsky an allowance for his relocation to Raleigh/

Durham, North Carolina. The agreement provides that Dr. Colatsky’s employment may be terminated with or without cause at any time by Dr. Colatsky or us. However, if we terminate his employment without cause, we must pay him the amount of his then current base salary until the earlier to occur of twelve months following the date of termination or the date on which Dr. Colatsky secures comparable regular, full-time employment or a consulting engagement lasting for more than six months. If we experience a change of control after such a termination, all severance payments become immediately due and payable.

In November 2002, we entered into an employment agreement with Barry Buzogany which provides for a minimum annual base salary of $200,000 and an award of options to purchase 100,000 shares of Common Stock at an exercise price of $0.60 per share. So long as Mr. Buzogany remains employed by the Company, these options vest over a period of 36 months with 25% of the shares vesting immediately, an additional 25% vesting after twelve months of service and the remaining 50% vesting over the following 24 months in equal monthly increments. Mr. Buzogany is also eligible for an annual cash bonus upon the achievement of mutually agreed upon objectives. The agreement also required us to pay Mr. Buzogany an allowance for his relocation to Raleigh/Durham, North Carolina. The agreement provides that Mr. Buzogany’s employment may be terminated with or without cause at any time by Mr. Buzogany or us. However, if we terminate his employment without cause, we must pay him the amount of his then current base salary until the earlier to occur of twelve months following the date of termination or the date on which Mr. Buzogany secures comparable regular, full-time employment or a consulting engagement lasting for more than six months. If we experience a change of control after such a termination, all severance payments become immediately due and payable.

In November 2002, we entered into an employment agreement with Philip Alfano which provided for a minimum annual base salary of $200,000 and an award of options to purchase 100,000 shares of Common Stock at an exercise price of $0.65 per share. So long as Mr. Alfano remained employed by the Company, these options vested over a period of 36 months with 25% of the shares vesting immediately, an additional 25% vesting after twelve months of service and the remaining 50% vesting over the following 24 months in equal monthly increments. Mr. Alfano was also eligible for an annual cash bonus upon the achievement of mutually agreed upon objectives. The agreement provided that Mr. Alfano’s employment may be terminated with or without cause at any time by Mr. Alfano or us. However, if we terminated his employment without cause, we would have had to pay him the amount of his then current base salary until the earlier occurred, twelve months following the date of termination or the date Mr. Alfano secured comparable regular, full-time employment or a consulting engagement lasting for more than six months. If we experienced a change of control after such a termination, all severance payments would have become immediately due and payable. Mr. Alfano terminated his employment with the Company effective December 31, 2004, and as a result, received no residual payments from the Company.

In January 2004, we entered into an employment agreement with Peter Johnson, M.D. effective following the closing of the TissueInformatics, Inc. acquisition on March 16, 2004, which provided for a minimum annual base salary of $240,000 and an award of options to purchase 100,000 shares of Common Stock at a strike price determined on his first day of employment. So long as Dr. Johnson remained employed by the Company, these options vest over a period of 36 months with 25% of the shares vesting immediately, an additional 25% vesting after twelve months of service and the remaining 50% vesting over the following 24 months in equal monthly increments. Dr. Johnson was also eligible for an annual cash bonus upon the achievement of mutually agreed upon objectives. The agreement provided that Dr. Johnson’s employment may be terminated, with or without cause, at any time by Dr. Johnson or us. However, if we terminated his employment without cause during the first twelve months of his employment, we would have had to pay him the amount of his then current base salary until the earlier to occur of twelve months following the date of termination or the date on which Dr. Johnson would have secured comparable regular, full-time employment or a consulting engagement lasting for more than six months. If after twelve months of employment with the Company, we terminated him without cause, we would have had to pay him the amount of his current base salary for twelve months following the date of such termination. If we experienced a change of control after such a termination, all severance payments would have become immediately due and payable. Dr. Johnson resigned his employment with the Company effective March 24, 2005, and as a result, received no residual payments from the Company.

Pursuant to an offer letter, on March 28, 2005, Brett Farabaugh was named the Vice President, Finance of Icoria. Mr. Farabaugh’s annual salary is increasing to $160,000 effective April 1, 2005. The customary benefits and bonus opportunity outlined in the Current Report on Form 8-K, filed on January 6, 2005, remains in effect. Mr. Farabaugh’s participation in the Executive Incentive Plan will begin April 1, 2005, at a rate of 35% prorated for 2005. In addition, Mr. Farabaugh will receive a severance agreement of up to 12 months of severance pay, consistent with other executive agreements. The severance document will be prepared and executed by April 30, 2005. His offer letter amends his previous employment arrangement with Icoria. Mr. Farabaugh will continue to be eligible for the customary benefits available to all executive officers and continue to receive the customary benefits available to all non-executive salaried employees of the Company.

At the time of commencement of employment, all of our employees, including all of our officers, sign offer letters and employment agreements. These employment agreements provide for employment at will and contain standard provisions relating to confidential information and invention assignment by which the employee agrees not to disclose any confidential information received during his or her employment by us and that, with some exceptions, he or she will assign to us any and all inventions conceived or developed during employment.

The outstanding option agreements issued under our 1998 Stock Option Plan, 2000 Employee, Director and Consultant Stock Option Plan, 2002 Non-Qualified Stock Option Plan and our 2003 Employee, Director and Consultant Stock Plan provide for accelerated vesting of options under certain circumstances in connection with a change of control (as defined in such option agreements). If an option holder’s employment is terminated by us for a reason other than for “cause” (as defined in the applicable stock option agreement) within 12 months of a subsequent change of control, that employee’s unvested options shall vest immediately upon such termination. If an option holder’s employment is terminated as a result of voluntary resignation, disability or death or is terminated by us for cause, then that employee’s unvested options shall cease to vest.

Performance Graph: Comparison of Cumulative Total Return

The graph set forth below compares the annual percentage change in the cumulative total stockholder return on our common stock between May 5, 2000 (the date the common stock commenced public trading) and December 31, 2004 with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Biotechnology Index during the same period. This graph assumes the investment of $100 on May 5, 2000 in our common stock and each of the comparison groups and assumes reinvestment of dividends, if any. We have not paid any dividends on our common stock, and no dividends are included in the report of our performance. This graph is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. The stock price performance on the graph below does not necessarily indicate future price performance.

	May 2000	December 2000	December 2001	December 2002	December 2003	December 2004
PDGM / ICOR	$100	$140.35	$80.00	$4.08	$20.63	$9.12
Nasdaq	$100	$64.73	$51.10	$34.99	$52.49	$57.00
Nasdaq Biotech	$100	$106.51	$86.25	$48.79	$71.12	$75.48

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed entirely of Directors who are not our current or former employees. The Compensation Committee is responsible for establishing and administering Icoria’s executive compensation policies and the stock option and other employee equity plans. This report addresses the compensation policies for fiscal year 2004 as they affected Dr. Gugger, in his capacity as the President and Chief Executive Officer, and Director, and the other executive officers of Icoria.

General Compensation Philosophy

The objectives of Icoria’s executive compensation program are to:

•	Attract, motivate and retain qualified executives and reward performance;

•	Reward executives for their contributions towards achieving Icoria’s strategic goals; and

•	Align the interests of executives with the long-term interests of stockholders.

Executive Officer Compensation Program

Our executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) annual incentive bonuses, which are based on predetermined objectives and individual performance goals; and (iii) long-term incentive compensation in the form of periodic stock and stock option grants, with the objective of aligning the executive officers’ long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies who compete with us for prospective employees.

In considering compensation of our executives, the Compensation Committee considers the anticipated tax treatment to Icoria of various components of compensation. We do not believe Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on us. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. The Compensation Committee’s present policy is to take reasonable measures to preserve the full deductibility of substantially all executive compensation, to the extent consistent with its other compensation objectives.

Base Salary and Benefits

The Compensation Committee reviews base salary levels for our executive officers on an annual basis. The Compensation Committee studies salary surveys and other salary information that relate to similar biotechnology companies to assist in its evaluation of executive compensation. The Compensation Committee seeks to compare the salaries paid by companies similar in size and stage of development to us. Within this comparison group, we seek to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to our performance. In setting base salaries, the Compensation Committee also takes into account the intense level of competition among biotechnology companies to attract talented personnel, as well as individual experience and performance. We seek to set base salaries to be competitive with compensation paid by comparable companies to persons with similar experience. Executive officers are also entitled to participate in benefit plans generally available to employees.

Annual Incentive Bonuses

The Compensation Committee determines the amount of annual cash bonuses based on achievement of predetermined financial, operational and strategic objectives as well as individual performance goals. The Compensation Committee evaluates a number of quantitative and qualitative factors, including (i) Icoria’s financial performance in an officer’s area of responsibility, (ii) the officer’s progress towards non-financial objectives and (iii) the officer’s ability to manage and motivate others, develop and maintain the skills necessary to work in a high-growth company, recognize and pursue new business opportunities and initiate programs to enhance our growth and successes. Bonuses are awarded on an annual basis.

Long-Term Incentive Compensation

Long-term incentive compensation, in the form of stock and stock options, allows the executive officers to share in any appreciation in the value of our Common Stock. We believe that stock and stock option grants (i) align executive officer interests with stockholder interests by creating a direct link between stockholder return and compensation, (ii) give executives a long-term interest in Icoria’s success and (iii) help retain executive talent in a competitive market. Stock and stock option grants are made from time to time, based on the Compensation Committee’s view that an executive’s contributions have or will have a significant impact on our performance. When determining the magnitude of stock and stock option grants, the Compensation Committee considers, among other factors, (i) past performance of the executive, (ii) appropriate incentives to meet long-term objectives, (iii) the magnitude of grants awarded at other biotechnology companies and companies of comparable size and complexity and (iv) the amount of equity held by the executive prior to the grant.

Chief Executive Officer Compensation

Dr. Gugger has served as President, Chief Executive Officer and Director since July 2002. For 2004, the Compensation Committee fixed Dr. Gugger’s base salary at $340,000, a salary that is consistent with the range of salary received by Dr. Gugger’s counterparts in comparable biotechnology companies. Dr. Gugger is also eligible for an annual bonus of up to 50% of his salary based on business and financial performance of Icoria and individual performance during the fiscal year. The Compensation Committee did not award Dr. Gugger any bonus related to performance in 2004.

In 2002, Dr. Gugger also had received a stock option with respect to 170,000 shares of our common stock that vest after seven years of employment. This option was to vest earlier if Icoria met certain financial and operating goals. The Board of Directors determined that the financial and operating goals were met in 2003 and the option was fully vested as of February 13, 2004.

In 2004, Dr. Gugger was awarded 300,000 shares of restricted common stock. These restricted shares vest as follows: 100,000 shares to vest Dec. 31, 2005; 100,000 shares to vest Dec. 31, 2006; 100,000 shares to vest December 31, 2007. In addition, 50,000 shares can be accelerated for this vesting schedule based on achievement of performance goals established by the Compensation committee of the Board of Directors. The Performance Condition relates to financial performance and must be satisfied during October 1, 2004 to March 31, 2005 for accelerated vesting to occur.

The Compensation Committee

G. Steven Burrill

Henri Zinsli, Ph.D.

Robert M. Goodman, Ph.D.

Susan K. Harlander, Ph.D.

Peter G. Tombros

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Markets, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Committee is responsible for selecting, compensating and retaining our independent auditors, approving the services they will perform, and reviewing the performance of the independent auditors. The Committee reviews with management and the independent auditors our annual financial statements on Forms 10-K and the Company’s quarterly financial statements on Forms 10-Q. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2004, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with management and PricewaterhouseCoopers LLP, Icoria’s independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee

Mark B. Skaletsky

Michael Summers

G. Steven Burrill

Douglas R. Morton, Jr., Ph.D.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock and other equity securities of Icoria. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements, all Forms 3, 4 and 5 required to be filed, applicable to our officers, directors and greater than 10% beneficial owners were filed on time during 2004, except for Douglas R. Morton, Jr. who reported his initial filing on Forms 3 late, filed March 22, 2004, restricted stock grants to J. Barry Buzogany, Keith R. Davis, Peter C. Johnson and Thomas J. Colatsky who reported their restricted stock grants late on Forms 4 filed February 15, 2005. Heinrich Gugger also reported a restricted stock grant late on a Form 4 filed March 3, 2005. Although all of their holdings have now been presented, because of these late Form 4 filings, this group was in non-compliance with their Form 5 requirement as well.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Compensation Committee reviews and approves in advance all related-party transactions.

Pursuant to the evolution of our business plan we have requested that a non-executive officer, Keith R. Davis, Ph.D., and one of our directors, Douglas R. Morton, Jr., Ph.D., participate in a newly formed Office of the President. Both individuals have accepted the role pending details with respect to compensation. This Office will serve as an advisor to our Chief Executive Officer and President and will help ensure that our remaining agriculture business is carried out in the appropriate manner during our transition to a healthcare focused company, while simultaneously looking forward to new healthcare prospects and overall healthcare strategy. In connection with the appointment to the Office of the President, both individuals will be compensated for their time and efforts.

The terms of such compensation have not been clarified as of the date of this prospectus. Our Compensation Committee will approve the compensation terms of the Office of the President before any payments are made. The compensation terms will likely render Dr. Morton ineligible as an independent director.

ELECTION OF DIRECTORS

(Notice Item 1)

Our Charter and Bylaws provide for a classified Board of Directors. The number of members of Icoria’s Board of Directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of ten members. The Board of Directors is classified into three classes as follows: four Class III directors with a term ending in 2006, three Class I directors with a term ending in 2007 and three Class II directors with a term that expires at the upcoming meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board of Directors has voted to set the size of the Board of Directors at ten members and to nominate Leroy E. Hood, Ph.D. and Henri Zinsli, Ph.D. for election at the Meeting for a term of three years, to serve until the 2008 annual meeting of Stockholders, and until their respective successors have been elected and qualified. Michael Summers is not standing for reelection. The Class III directors and the Class I directors will serve until the annual meetings of Stockholders to be held in 2006 and 2007, respectively, and until their respective successors have been elected and qualified. As set forth above, Robert M. Goodman, Ph.D. and Susan K. Harlander, Ph.D. are resigning subsequent to the May 11, 2005 meeting.

Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee’s place. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

A plurality of the shares voted affirmatively or negatively at the Meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF LEROY E. HOOD, PH.D. AND HENRI ZINSLI, PH.D. AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 2)

The Audit Committee has appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2005. The Audit Committee and the Board propose that the stockholders ratify this appointment. PricewaterhouseCoopers LLP audited the Icoria’s financial statements for the fiscal year ended December 31, 2004. We expect that representatives of PricewaterhouseCoopers LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

We paid PricewaterhouseCoopers LLP a total of $125,145 for their audit of our annual financial statements for the fiscal year ended December 31, 2004 and for their review of our Quarterly Reports on Form 10-Q filed during 2004. We paid PricewaterhouseCoopers LLP a total of $99,000 for their audit of our annual financial statements for the fiscal year ended December 31, 2003 and for their review of our Quarterly Reports on Form 10-Q filed during 2003.

Tax Fees

During Icoria’s fiscal year ended December 31, 2004, we paid PricewaterhouseCoopers LLP a total of $5,000 for tax preparation work. During our fiscal year ended December 31, 2003, we paid PricewaterhouseCoopers LLP a total of $8,175 for tax preparation work.

All Other Fees

During our fiscal year ended December 31, 2004, we paid PricewaterhouseCoopers LLP $46,900 related to the TissueInformatics.Inc acquisition and audit of TissueInformatics.Inc and for a Current Report on Form 8-K presenting financial statements from the TissueInformatics.Inc acquisition and $5,000 for tax preparation work related to TissueInformatics.Inc. In January 2005, we also paid $9,500 in connection with registration statements on Form S-3 and S-8.

During our fiscal year ended December 31, 2003, we did not pay PricewaterhouseCoopers LLP any other fees.

Policy on Audit Committee Pre-Approval of Audit and Permissable Non-audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event that ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company is not obtained at the Meeting, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

To be considered for inclusion in the proxy statement relating to Icoria’s Annual Meeting of stockholders to be held in 2006, stockholder proposals must be received no later than December 12, 2005. To be considered for presentation at the Annual Meeting, although not included in the proxy statement, proposals must be received no later than February 25, 2006 and no earlier than January 21, 2006. Proposals received after that date will not be voted on at the Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission. In order to be considered by the Nominating Committee notice of a stockholder’s intent to nominate candidates for election as directors must be submitted not less than 45 days nor more than 75 days prior to the anniversary of the preceding Annual Meeting (unless the date of an Annual Meeting is changed by more than 30 days from the anniversary of the date of the previous Annual Meeting, in which case the deadline will be no more than 10 days after Icoria’s announcement of the Annual Meeting date). Stockholder proposals or notices of intent to nominate candidates for election as directors should be submitted to Icoria, Inc., Attention: Corporate Secretary, at 108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709.

108 T.W. ALEXANDER DRIVE

RESEARCH TRIANGLE PARK, NC 27709

(919) 425-3000

March 31, 2005

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (other than exhibits thereto) filed with the Securities and Exchange Commission, which provides additional information about Icoria, is available to beneficial owners of the Company’s Common Stock without charge upon written request to Investor Relations, Icoria, Inc., 108 T.W. Alexander Drive, Research Triangle Park, NC 27709. It is also publicly available through the EDGAR system at www.sec.gov and it is available online at www.icoria.com.

ICORIA, INC.

108 T.W. ALEXANDER DRIVE

RESEARCH TRIANGLE PARK, NC 27709

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2005

ICORIA, INC. BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 4, 2005 in connection with the Annual Meeting of Stockholders to be held at 10 a.m. on Wednesday, May 11, 2005 at the offices of Icoria, Inc., 108 T.W. Alexander Drive, Research Triangle Park, NC 27709 and hereby appoints Heinrich Gugger, Ph.D. and J. Barry Buzogany, Esquire, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Icoria, Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR Proposal 1—the election of Directors and FOR Proposal 2—ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

1.    Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate):

Proposal to elect nominate Leroy E. Hood, M.D., PH.D. and Henri Zinsli Ph.D. as Directors of the Company.

Leroy E. Hood, M.D., Ph.D.	☐ FOR	☐ WITHHOLD VOTE
Henri Zinsli, Ph.D.	☐ FOR	☐ WITHHOLD VOTE

2.    Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☒ Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date

Signature:	Date

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!